Exhibit 10.18-1

November 7, 2007

AMI Doduco, Inc.
Murray Corporate Park
1003 Corporate Drive
Export, PA 15362

AMI Doduco Espana, S.L.
Manises, Nr. 1
28224 Pozuelo de Alarcon (Madrid)
SPAIN

AMI Doduco GmbH
Im Altgefall 12
75181 Pforzheim
GERMANY

Technitrol, Inc.
1210 Northbrook Drive, Suite 470
Trevose, PA 19053

Re: Precious Metals Consignment Facilities

Ladies and Gentlemen:

Reference is made: (a) to that certain Amended and Restated Fee Consignment and/or Purchase of Silver Agreement dated as of August 4, 2006 (as the same may have been amended, the “Scotiabank Consignment Agreement”), by and among AMI Doduco, Inc. (“AMI”), AMI Doduco Espana, S.L. (“AMI Spain”), and AMI Doduco GmbH (“AMI Germany” and, collectively with AMI and AMI Spain, “Consignees”) and The Bank of Nova Scotia (“Scotiabank”); and (b) to that certain Amended and Restated Consignment Agreement dated as of July 29, 2005 (as the same may have been amended, the “BofA Consignment Agreement”), by and among Technitrol, Inc. (“Technitrol”), AMI and Bank of America, N.A. (“BofA”), as successor by merger and by assignment to Fleet Precious Metals Inc., formerly a Rhode Island corporation doing business as Bank of America Precious Metals.

November 7, 2007

The obligations of Consignees under the Scotiabank Consignment Agreement are secured by that certain Guarantee (the “Guarantee”) dated September 8, 2006 executed by Technitrol in favor of Scotiabank.

Pursuant to a certain Asset Sale Agreement dated as of October 10, 2006 by and between BofA and Scotiabank, Scotiabank acquired and assumed all of the rights and obligations of BofA under the BofA Consignment Agreement.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Scotiabank Consignment Agreement.

Each of Scotiabank and Consignees hereby agrees, as of the date hereof, as follows:

          1.        The Scotiabank Consignment Agreement shall supersede and shall replace the BofA Consignment Agreement, which BofA Consignment Agreement shall terminate and shall cease to be of further force and effect. All commodities consigned to Technitrol and AMI pursuant to the BofA Consignment Agreement shall hereafter be deemed commodities consigned to AMI pursuant to the Scotiabank Consignment Agreement and guaranteed by Technitrol pursuant to the Guarantee, and all consignment fees, purchase price payments, market premiums and all other obligations of Technitrol and AMI to Scotiabank under the BofA Consignment Agreement (collectively, “Consignment Obligations”) shall hereafter constitute joint and several Consignment Obligations of Consignees payable to Scotiabank under the Scotiabank Consignment Agreement and guaranteed by Technitrol pursuant to the Guarantee.

          2.        Paragraph 1 of the Scotiabank Consignment Agreement is hereby amended in its entirety to read as follows:

1. Availability. Silver delivered and held on consignment hereunder from time to time by the Consignees shall not at any time have an aggregate Dollar Value that exceeds the lesser of:
(i) the Dollar Value of 9,000,000 troy ounces of silver; and (ii) One Hundred Fifty-Three Million U.S. Dollars ($153,000,000 U.S.) (such $153,000,000 U.S. being the “Maximum Dollar Limit”).

November 7, 2007

          3.      The Scotiabank Consignment Agreement is amended hereby to add a new Paragraph 34 and a new Paragraph 35 to read as follows:

34.          Expenses. The Consignees shall pay within ten (10) days of written demand therefor all reasonable expenses of Scotiabank incurred in connection with Scotiabank’s exercise, preservation or enforcement of any of Scotiabank’s rights or remedies under this Agreement, including, without limitation, reasonable fees of outside legal counsel, but excluding expenses incurred that are attributable to the negligence or willful misconduct of Scotiabank, and the amount of all such expenses shall, until paid, bear interest at the rate set forth in Paragraph 14 hereof and be an obligation secured by any collateral.

35. Joint and Several Obligations of Consignees; Suretyship Waivers and Consents; Maximum Enforceability.

(a)          Each covenant, agreement, representation and warranty of the Consignees contained herein and all of the obligations of Consignees to Scotiabank hereunder (collectively, the “Obligations”) constitute the joint and several undertaking of each Consignee.

(b)          Each Consignee acknowledges that the Obligations of such Consignee undertaken herein might be construed to consist, at least in part, of the guaranty of Obligations of the other Consignees and, in full recognition of that fact, each Consignee consents and agrees that Scotiabank may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Consignee, and without affecting the enforceability or continuing effectiveness hereof as to such Consignee: (i) with the written consent of the other Consignees, supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any agreement, instrument or other document executed in connection

November 7, 2007

with this Agreement (collectively, together with this Agreement, the “Facility Documents”), or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (iii) accept partial payments; (iv) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as Scotiabank, in its sole and absolute discretion, may determine; (v) release any entity or natural person (collectively (“Person”) from any personal liability with respect to this Agreement or any part thereof; (vi) settle, release on terms satisfactory to Scotiabank or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (vii) consent to the merger, change or any other restructuring or termination of the existence of any Consignee or any other Person, and correspondingly restructure the Obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Consignee or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations evidenced hereby.

(c)           Scotiabank may enforce this Agreement independently as to each Consignee and independently of any other remedy or security that Scotiabank may have or hold at any time in connection with the Obligations evidenced hereby, and it shall not be necessary for Scotiabank to marshal assets in favor of any Consignee or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Consignee expressly waives any right to require Scotiabank to marshal assets in favor of any Consignee or any other Person or to proceed against any other Consignee or any Collateral provided by any Person, and agrees that Scotiabank may proceed against Consignees or any Collateral in such order as it shall determine in its sole and absolute discretion.

(d)           Scotiabank’s rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Consignees’ Obligations to Scotiabank which thereafter shall be

November 7, 2007

required to be restored or returned by Scotiabank, all as though such amount had not been paid.

(e)           To the maximum extent permitted by applicable law, and to the extent that the Obligations of a Consignee are deemed to be a guaranty of the Obligations of another Consignee, each Consignee expressly waives any and all suretyship defenses now or hereafter arising or asserted by reason of: (i) any disability or other defense of the other Consignees with respect to the Obligations evidenced hereby, (ii) the unenforceability or invalidity of any security or guaranty for the Obligations evidenced hereby or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations evidenced hereby, (iii) the cessation for any cause whatsoever of the liability of the other Consignees (other than by reason of the full payment and performance of all Obligations), (iv) any failure of Scotiabank to comply with applicable law in connection with the sale or other disposition of any Collateral or other security for any Obligation, (v) any act or omission of Scotiabank or others that directly or indirectly results in or aids the discharge or release of any Consignee or the Obligations evidenced hereby or any security or guaranty therefor by operation of law or otherwise, (vi) the avoidance of any security interest, lien or other interest in favor of Scotiabank for any reason, or (vii) any action taken by Scotiabank that is authorized by this Paragraph or any other provision hereof or of any Facility Document. Until such time, if any, as all of the Obligations have been paid and performed in full and no portion of any agreement remains in effect, no Consignee shall have any right of subrogation, contribution, reimbursement or indemnity from any other Consignee, and each Consignee (only in its capacity as a guarantor or surety) expressly waives any right to enforce any remedy that Scotiabank now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any Collateral now or hereafter held by Scotiabank.

(f)          Notwithstanding any provision contained in this Agreement or any of the other Facility Documents to the contrary, it is the intention and agreement of each Consignee and Scotiabank that the obligations of each Consignee under this Agreement and each of the other Facility Documents to which it is a party shall be valid

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and enforceable against such Consignee to the maximum extent permitted by applicable law. Accordingly, if any provision of this Agreement or any of the other Facility Documents creating any obligation of a Consignee in favor of Scotiabank shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of the Consignees and Scotiabank that any balance of the obligation created by such provision and all other obligations of such Consignee to Scotiabank created by other provisions of this Agreement and of the other Facility Documents shall remain valid and enforceable. Likewise, if any sums which Scotiabank may be otherwise entitled to collect from a Consignee under this Agreement or under any of the other Facility Documents shall be declared to be in excess of those permitted under any law (including any federal, national, provincial or state fraudulent conveyance or like statute or rule of law) applicable to such Consignee’s obligations under this Agreement or under any of the other Facility Documents, it is the stated intention and agreement of such Consignee and Scotiabank that all sums not in excess of those permitted under such applicable law shall remain fully collectible by Scotiabank from such Consignee, and such excess sums shall nevertheless survive as a subordinate obligation of such Consignee, junior in right to the claims of general unsecured creditors. This provision shall control every other provision of the Facility Documents.

          4.         Except as amended hereby, the Scotiabank Consignment Agreement, the Guarantee and all agreements, instruments and documents executed in connection therewith (collectively, the “Scotiabank Documents”), shall remain in full force and effect and are in all respects hereby ratified and affirmed.

         5.         Each of the Consignees hereby affirms each representation, warranty and covenant made by it and set forth in the Scotiabank Documents as if fully set forth herein in full. Each of the Consignees acknowledges and confirms that there are no defenses, claims or setoffs available that would operate to limit its obligations under the Scotiabank Documents.

November 7, 2007

Please indicate your assent to the terms of this letter agreement by your signature below.

Sincerely,

THE BANK OF NOVA SCOTIA

/s/ Jacob Szafranski
Jacob Szafranski
By:	Manager

For- Timothy P. Dinneny
Managing Director

By:	/s/ Zoran Miljkovic

Zoran Miljkovic
Director

ACCEPTED AND AGREED AS
OF THE DATE SET FORTH ABOVE:

AMI DODUCO, INC.

By:	/s/ Drew A. Moyer

Name:	Drew A. Moyer
Title: President

AMI DODUCO ESPANA, S.L.

By:	/s/ Drew A. Moyer

Name:	Drew A. Moyer
Title: President

AMI DODUCO GMBH

By:	/s/ Drew A. Moyer

Name:	Drew A. Moyer
Title: Director

November 7, 2007

GUARANTOR ACKNOWLEDGEMENT

          Technitrol, Inc. (“Technitrol”) hereby affirms each representation, warranty and covenant made by it and set forth in the Guarantee as if fully set forth herein in full. Technitrol acknowledges and confirms that there are no defenses, claims or setoffs available to it that would operate to limit its obligations under the Guarantee. Technitrol acknowledges and agrees that its obligations to Scotiabank pursuant to the Guarantee shall remain in full force and effect and shall include, without limitation, all Consignment Obligations (as defined in Section 1 hereof) of AMI and/or Technitrol incurred pursuant to the former BofA Consignment Agreement.

TECHNITROL, INC.

By:	/s/ Drew A. Moyer

Name: Drew A. Moyer
Title: Sr. VP & CFO